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EXHIBIT 3(i).3

                     AMENDMENT TO ARTICLES OF INCORPORATION

                                       OF

                               IKON VENTURES, INC.
                             (a Nevada corporation)


         FIRST: The name of the corporation is IKON VENUTRES, INC. (the "Corporation").

         SECOND: The Corporation wishes to amend Article I of the Corporation's articles of incorporation to change the Corporation's name to Sutton Trading Solutions, Inc. Accordingly, as amended said Article shall read in its entirety as follows:

                  "Article I. The name of the Corporation is SUTTON TRADING SOLUTIONS, INC."

         THIRD: That the stockholders holding a majority of the outstanding shares of stock entitled to vote on the amendment approved said amendment by written consent dated September 10, 2001 in accordance with the provisions of
Section 78.320 of the General Corporation Law of the State of Nevada and Article
II.8 of the By-laws of the Corporation.

         IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, for the purpose of amending the Articles of Incorporation pursuant to the General Corporation Law of Nevada, does hereby make and file these Articles of Amendment.

Dated: As of September 10, 2001

ATTEST:



/s/ LEIGH BICKELL                      /s/ JONATHAN D. SIEGEL
--------------------------------       --------------------------------
Leigh Bickell                          Jonathan D. Siegel
Secretary                              Chief Executive Officer